EXHIBIT 5.01

[Letterhead of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]

        May 24, 2004

Bristol-Myers Squibb Company
$400,000,000 4.00% Senior Notes due 2008
$600,000,000 5.25% Senior Notes Due 2013

Ladies and Gentlemen:

        We have acted as counsel for Bristol-Myers Squibb Company, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933 (the "Securities Act"), relating to the proposed issuance by the Company of up to $400,000,000 aggregate principal amount of the Company's 4.00% Senior Notes due 2008 and up to $600,000,000 aggregate principal amount of the Company's 5.25% Senior Notes due 2013 (together, the "New Notes"), in exchange for its outstanding 4.00% Senior Notes due 2008 and 5.25% Senior Notes due 2013 (together, the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture, dated as of June 1, 1993 (the "Base Indenture"), as supplemented by the First Supplemental Indenture dated as of February 4, 1998 (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of September 28, 2001 (the "Second Supplemental Indenture"), and as further supplemented by the Third Supplemental Indenture dated as of August 18, 2003 (the "Third Supplemental Indenture"; the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the "Indenture"), between the Company and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee (the "Trustee").

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Indenture, the form of the New Note and the Registration Statement.

        Based upon the foregoing, we are of opinion as follows:

        1.     The Indenture has been duly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

        2.     When executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Existing Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

        We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

        We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the securities from you) or for any other purpose. It may not be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
/s/ CRAVATH, SWAINE & MOORE LLP

Bristol-Myers Squibb Company
    345 Park Avenue
        New York, New York, 10154